Exhibit 28 (j) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, each dated June 30, 2022, and each included in this Post-Effective Amendment No. 2 to the Registration Statement (Form N-1A, File No. 333-258934) of Federated Hermes ETF Trust (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated June 22, 2022, with respect to the financial statements and financial highlights of Federated Hermes Short Duration Corporate ETF (one of the portfolios constituting Federated Hermes ETF Trust) included in the Annual Report to Shareholders (Form N-CSR) for the period from December 16, 2021 (commencement of operations) through April 30, 2022, into this Registration Statement, filed with the Securities and Exchange Commission.

Boston, Massachusetts

June 22, 2022